Exhibit 99.2

CM Law Firm	021-52526819 www.cm-law.com.cn	2805, Phase II, Plaza 66, 1366 West Nanjing Road, Shanghai

December 20, 2022

To:	QuantaSing Group Limited

Suite # 5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547

Grand Cayman, KY1-1104

Cayman Islands

Dear Sirs or Madams,

This opinion on the laws of the People’s Republic of China (“PRC” which, for the purposes of this opinion only, excludes the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC and Taiwan) is presented by CM Law Firm (“us” or “we”).

We are qualified lawyers of the PRC and as such are qualified to issue this opinion on the laws and regulations of the PRC. We have acted as the PRC counsel to QuantaSing Group Limited, a corporation organized under the laws of the Cayman Islands (the “Company”) in connection with (i) the proposed initial public offering (the “Offering”) of a certain number of American depositary shares (the “ADSs”), each ADS representing a certain number of ordinary shares of the Company, par value US$0.0001 per share (the “Ordinary Shares”), as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering, and (ii) the Company’s proposed listing of the ADSs on the Nasdaq Stock Market.

In rendering this opinion, we have reviewed or examined copies of the Registration Statement and other documents as we have considered necessary or advisable for the purpose of rendering this opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the Governmental Agencies (as defined below) (collectively the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by competent Governmental Agencies or appropriate representatives of the Company or the PRC Companies.

In rendering this opinion, we have assumed without independent investigation that (the “Assumptions”):

(i)	that each of the Documents is legal, valid, binding and enforceable in accordance with their respective governing laws (other than PRC Laws) in any and all respects;

(ii)

that the Documents that were presented to us up to the date of this legal opinion remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion;

CM Law Firm	021-52526819 www.cm-law.com.cn	2805, Phase II, Plaza 66, 1366 West Nanjing Road, Shanghai

(iii)	that all Documents submitted to us as originals are authentic and that all Documents submitted to us as copies conform to their authentic originals;

(iv)

that all Documents have been validly authorized, executed and delivered by all of the parties thereto (other than the PRC Companies) and such parties to the Documents have full power and authority to enter into, and have duly executed and delivered such Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws to which it/she/he is subject;

(v)

that the signatures, seals and chops on the Documents submitted to us are genuine, and each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(vi)

that each of the parties (other than the PRC Companies) to the Documents is duly organized and validly existing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent Governmental Agencies of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

(vii)

that all factual information provided to us is correct, complete and accurate and that all factual matters in each of the covenants, representations and warranties in the representation letter or other similar documents are and remain accurate and true in all respects;

(viii)	that the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

Our opinion is limited to the PRC Laws of general application on the date hereof. We do not purport to be experts on and do not purport to be generally familiar with or qualified to express legal opinions on any laws other than the laws of the PRC and accordingly express no legal opinion herein on any laws of any jurisdiction other than the PRC.

If any evidence comes to light that would indicate any of the Documents or materials referred to is incomplete, inaccurate or defective or if any of the assumptions upon which this opinion are based prove to be incorrect, we reserve the right to revise any relevant expression or conclusion contained in this opinion and/or issue a supplementary legal opinion, interpretation or revision to this opinion according to further certified facts as of that date.

A.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows.

CM Law Firm	021-52526819 www.cm-law.com.cn	2805, Phase II, Plaza 66, 1366 West Nanjing Road, Shanghai

“CSRC”	means the China Securities Regulatory Commission.

“Governmental Agency”	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court or arbitral body in the PRC.

“M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce (predecessor of the State Administration for Market Regulation), the CSRC, and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“PRC Companies”	means, collectively, all entities listed in Appendix A hereof, and each, a “PRC Company”.

“PRC Laws”	means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion.

“WFOE”	means, Beijing Liangzizhige Technology Co., Ltd. (北京量子之歌科技有限公司).

“VIE Agreements”	means the documents as set forth in Appendix B hereto.

B.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications (as defined below), we are of the opinion that:

(1)

Corporate Structure. Based on our understanding of the current PRC Laws, (a) the ownership structures of the PRC Companies are not in any violation of the applicable PRC Laws; and (b) each of the VIE Agreements is valid and binding, and enforceable in accordance with its terms and applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of current PRC Laws, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

CM Law Firm	021-52526819 www.cm-law.com.cn	2805, Phase II, Plaza 66, 1366 West Nanjing Road, Shanghai

(2)

License. Except as disclosed in the Registration Statement and to the best of our knowledge after due inquiry, each of the PRC Companies has obtained the licenses, permits and registrations from the relevant Government Agencies necessary for its business operations in the PRC as described in the Registration Statement.

(3)

M&A Rules. Based on our understanding of the explicit provisions of the PRC Laws as of the date hereof, we are of the opinion that M&A Rules and related regulations do not require that the Company obtain prior CSRC approval for the listing and trading of the ADSs on the Nasdaq Stock Market, because (a) the WFOE was established by means of direct investment rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules; (b) no explicit provision in the M&A Rules clearly classifies the respective contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the M&A Rules; and (c) the CSRC currently has not issued any definitive rule or interpretation concerning whether the Offerings are subject to the M&A Rules. However, there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and our opinions stated above are subject to any new PRC Laws or detailed implementations and interpretations in any form relating to the M&A Rules, and there can be no assurance that the PRC government will ultimately take a view that is consistent with our opinion stated above.

(4)

Enforceability of Civil Procedures. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

(5)

Taxation. The statements set forth in the Registration Statement under the caption “Taxation—People’s Republic of China Taxation” with respect to the PRC tax laws and regulations, constitute true and accurate descriptions of the matters described therein in all material aspects, and, subject to the respective qualifications therein, constitute our opinion on such matters.

CM Law Firm	021-52526819 www.cm-law.com.cn	2805, Phase II, Plaza 66, 1366 West Nanjing Road, Shanghai

(6)

PRC Laws. The statements in the Registration Statement, under the sections entitled “Prospectus Summary”, “Risk Factors”, “Use of Proceeds”, “Enforceability of Civil Liabilities”, “Corporate History and Structure”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxation—China”, “Business”, “Regulation” and “Taxation—People’s Republic of China Taxation”, to the extent that they describe or summarize matters of PRC Laws, are true and accurate in all material respects, and fairly present or fairly summarize in all material respects the PRC legal and regulatory matters or proceedings referred to therein.

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

(a)

Our opinion is limited to the PRC laws of general application on the date hereof. For the purpose of this opinion only, the PRC or China shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region or Taiwan. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

(b)

The PRC Laws referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

(c)

Our opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation, (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form, (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages, and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(d)

This opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

(e)

We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and PRC government officials.

(f)

As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereby after reasonable investigation and inquiry. We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the PRC Companies and Governmental Agencies.

CM Law Firm	021-52526819 www.cm-law.com.cn	2805, Phase II, Plaza 66, 1366 West Nanjing Road, Shanghai

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,
/s/ CM Law Firm
CM Law Firm

Appendix A

List of PRC Companies

No.	Name

1.	北京量子之歌科技有限公司 Beiijng Liangzizhige Technology Co., Ltd.

2.	菲尔莱（北京）科技有限公司 Feierlai (Beijing) Technology Co., Ltd.

3.	北京世纪万合信息咨询有限公司 Beijing Shijiwanhe Information Consultancy Co., Ltd.

4.	北京登高而歌网络科技有限公司 Beijing Denggaoerge Network Technology Co., Ltd

Appendix A

Appendix B

List of VIE Agreements

1.

Exclusive Option Agreement entered into by and among Beijing Liangzizhige Technology Co., Ltd., Shenzhen Erwan Education Technology Co., Ltd. (深圳尔湾教育科技有限公司) and Beijing Feierlai Technology Co., Ltd. on May 20, 2021.

2.	Exclusive Consultancy and Service Agreement entered into by and between Beijing Liangzizhige Technology Co., Ltd. and Beijing Feierlai Technology Co., Ltd. on May 20, 2021.

3.

Voting Rights Proxy Aggrement entered into by and among Beijing Liangzizhige Technology Co., Ltd., Shenzhen Erwan Education Technology Co., Ltd. (深圳尔湾教育科技有限公司) and Beijing Feierlai Technology Co., Ltd.on May 20, 2021.

4.

Equity Pledge Agreement entered into by and among Beijing Liangzizhige Technology Co., Ltd., Shenzhen Erwan Education Technology Co., Ltd. (深圳尔湾教育科技有限公司) and Beijing Feierlai Technology Co., Ltd. on May 20, 2021.

Appendix B